Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is by and between Granite Ridge Resources, Inc., a Delaware corporation (the “Company”), and Tyler Farquharson (“Employee”) and is effective as of the Effective Date defined below.

RECITALS

WHEREAS, the Company, Executive Network Partnering Corporation, a Delaware corporation, ENPC Merger Sub, Inc., a Delaware corporation, GREP Merger Sub, LLC, a Delaware limited liability company, and GREP Holdings, LLC, a Delaware limited liability company, have entered into that certain Business Combination Agreement (as it may be amended, restated, or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which the Company will acquire all of the non-operated working interests in upstream oil and gas assets previously held by certain private funds managed by Grey Rock Energy Management, LLC (the “Grey Rock Assets”);

WHEREAS, subject to the consummation of the transactions contemplated by the Business Combination Agreement, the Company has agreed to employ the Employee, and the Employee has agreed to become employed by the Company, according to the terms and conditions of this Agreement;

WHEREAS, following the consummation of the Business Combination Agreement, the Company and its current and future subsidiaries and Affiliates (as defined below) in which the Company, directly or indirectly, has an interest (such subsidiaries and Affiliates, the “Company Group”) will continue to be in the business of owning, managing, acquiring, attempting to acquire, soliciting the acquisition of, controlling, or developing non-operated working interests and other upstream oil and gas assets in addition to the Grey Rock Assets (the “Business”); and

WHEREAS, the Employee will provide services to the Business in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the following terms:

TERMS

1.                  Effective Date; Employment and Position.

(a)               Effectiveness of Agreement Conditioned on Closing of Purchase Agreement. The Closing Date (as defined in the Business Combination Agreement) of the Business Combination Agreement shall be the “Effective Date” of this Agreement.

(b)               Employment and Position. During the Term (as defined below), the Company shall employ Employee as its Chief Financial Officer, and Employee shall serve in such capacity, subject to the terms and conditions of this Agreement. Employee shall during the Term report directly to the Company’s Chief Executive Officer and President (the “CEO”) who reports to the Board of Directors (the “Board”).

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2.                  Duties.

(a)       Duties for the Company and the Company Group; Definition of Affiliate. During the Term (as defined below), Employee shall have such duties, responsibilities, and authorities as may be lawfully assigned by the CEO in his reasonable discretion, including without limitation, duties, responsibilities, and authorities with respect to the Company Group and their Affiliates. For purpose of this Agreement, “Affiliate” means, with respect to the entity or person at issue, any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity or person. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(b)       Working Time and Best-Effort Requirements and Permitted Outside Activities. During the Term (as defined below), Employee shall devote his full working time as well as his best efforts, abilities, knowledge, and experience to the Business and affairs of the Company and the Company Group as necessary to faithfully perform his duties, responsibilities, and authorities under this Agreement. As long as such service and investments do not prevent Employee from fulfilling his duties, responsibilities, and authorities under this Agreement or directly or indirectly compete with the Company or the Company Group, in each case as determined by the Company’s Board in its sole discretion, Employee may, without violating this Agreement, (i) serve as an officer or director of any civic or charitable organization, (ii) passively own securities in publicly traded companies if the aggregate amount owned by him and all family members and Affiliates does not exceed 2% of any such company’s outstanding securities, and (iii) passively invest his personal assets in such form or manner as will not require any services by Employee in the operation of the entities in which such investments are made.

(c)       Compliance with Company Policies. During the Term (as defined below), Employee shall comply with all applicable Company rules and policies as a condition of employment.

(d)       Duty of Loyalty. During the Term (as defined below), Employee shall owe a fiduciary duty of loyalty, fidelity, and allegiance to act in the best interests of the Company and each member of the Company Group, and to not act in a manner that would materially injure their business, interests, or reputations. In keeping with these duties, Employee shall make full disclosure to the Board of all material opportunities pertaining to the Business of the Company and the Company Group that come to his attention during the Term and shall not appropriate for his own benefit any such Business opportunities concerning the subject matter of the fiduciary relationship.

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3.                  Primary Work Location. Although Employee shall be expected to travel from time to time as necessary to perform his duties, responsibilities, and authorities under this Agreement, his primary work location during the Term (as defined below) shall be at the Company’s headquarters in Dallas, Texas.

4.                  Term of Agreement and Employment.

(a)       Initial Term. This Agreement shall be in full force and effect for an “Initial Term” of three years commencing on the Effective Date and expiring on the third anniversary of the Effective Date (the “Expiration Date”), unless terminated before the Expiration Date in accordance with Section 6.

(b)       Renewal Term. Notwithstanding Section 4(a), the effectiveness of this Agreement shall automatically be extended for an additional one-year term on the Expiration Date (each, a “Renewal Term”) and on each successive anniversary of the Expiration Date (each, a “Renewal Date”), unless and until (i) either party gives written notice of non-renewal at least 90 days before the Expiration Date or any Renewal Date; or (ii) the Agreement is terminated earlier in accordance with Section 6.

(c)       Term. For all purposes in this Agreement, the Initial Term and any Renewal Terms are referred to collectively as the “Term” of this Agreement.

5.                  Compensation and Employment Benefits. In consideration of the performance of Employee’s duties, responsibilities, and authorities under this Agreement, the Company shall provide Employee with the following compensation and employment benefits during the Term. The Board may delegate its authority under this Agreement to the Compensation Committee of the Company (the “Compensation Committee”).

(a)       Base Salary. The Company shall provide Employee with an annualized base salary of no less than $385,000 (the “Base Salary”), prorated for any partial period of employment and payable in accordance with the Company’s ordinary payroll policies and procedures for employee compensation. The Board may increase but may not decrease the Base Salary during the Term.

(b)       Discretionary Bonuses and Other Discretionary Incentive Compensation.

(i)       Annual Bonus. Beginning with fiscal year 2022, Employee shall be eligible to receive annual discretionary bonuses in cash (each, a “Annual Bonus”) during each fiscal year of his employment with the Company in accordance with this Section to the same extent as similarly situated executives of the Company; provided, however, that, notwithstanding any other provision of this Agreement, that the Annual Bonus for fiscal year 2022 shall be prorated based on the Effective Date. The amount of any Annual Bonus shall be determined by the Board in its sole discretion based on its assessment of Employee’s performance against applicable performance objectives as well as Company performance. Factors such as whether Annual Bonuses are paid, eligibility for Annual Bonuses, when such Annual Bonuses are paid, and the amount of Annual Bonuses are at the sole discretion of the Board. Although the amount of any Annual Bonuses is determined by the Board in its sole discretion, the annual target for Annual Bonuses shall be 30% of Employee’s then-current Base Salary for full achievement of performance goals and objectives as determined by the Board in its sole discretion. Except as provided below in this Agreement, Employee shall not be eligible to receive an Annual Bonus unless he remains employed by the Company through the date on which such Annual Bonus is paid.

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(ii)        Annual Equity Award. Employee shall be eligible to receive annual equity-based awards under the Company’s then existing incentive equity plan, comprised of a time-based vesting award and/or a performance-based vesting award, as applicable (the “Annual Equity Award”). Employee’s entitlement to the Annual Equity Award remains subject to approval by the Board and shall be granted pursuant to, and subject to, the Company’s 2022 Omnibus Incentive Plan (as it may be amended from time to time, the “LTIP”) and an individual award agreement reflecting individualized terms for the applicable award (each, an “Award Agreement”), in the form established by the Board in its sole discretion.

(iii)       Other Benefits. Employee shall also be eligible to participate in all of the Company’s discretionary short-term and long-term incentive compensation plans, programs, and arrangements, if any, generally made available to other similarly situated senior executive officers of the Company.

(iv)        Payment. All Annual Bonuses earned and payable to Employee by the Company shall be paid to Employee in a lump sum as soon as practicable following the end of the Company’s fiscal year but in no event later than 2½ months following the end of the taxable year during which the applicable Annual Bonus was earned. All Annual Equity Awards earned by Employee shall be settled in accordance with the terms of the LTIP and the applicable Award Agreement governing that award.

(c)        Welfare, Pension and Incentive Benefit. During the Term, Employee (and Employee’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under all the welfare benefit plans or programs maintained by the Company or Grey Rock Administration, LLC (“Grey Rock”) for the benefit of the Company’s senior executive officers, including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment, and travel accident insurance plans and programs. In addition, during the Term, Employee will be eligible to participate in all 401(k), retirement, savings and other employee benefit plans and programs maintained from time to time by the Company or Grey Rock for the benefit of the Company’s senior executive officers. Such benefits shall be governed by the applicable plan documents, insurance policies, or employment policies, and may be modified, suspended, or revoked in accordance with the terms of the applicable documents or policies without violating this Agreement.

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(d)        Vacation. Employee shall be entitled to 4 weeks per year of paid vacation in accordance with the Company’s vacation policy during the Term. Employee may use his vacation in a reasonable manner based upon the business needs of the Company. Unless otherwise specifically permitted under the Company’s vacation policy applicable to similarly situated employees, any accrued and unused vacation shall not be carried over from year to year. Unless required by such vacation policy, any amounts accrued and owing for the applicable year shall not be paid to Employee upon the termination of his employment with the Company, regardless of the reason for such termination.

(e)        Fringe Benefits. During the Term, the Company will provide Employee with such other fringe benefits as commensurate with Employee’s position as determined by the Board in its sole discretion.

(f)       Reimbursement of Business Expenses. Employee shall be authorized to incur ordinary, necessary, and reasonable business and travel expenses while performing his duties, responsibilities, and authorities under this Agreement and promoting the Company’s Business and activities during the Term. The Company shall reimburse Employee for all such expenses incurred in accordance with the Company’s policies and practices concerning reimbursement of business expenses that are submitted to the Company for reimbursement no later than 60 days after the applicable expense was incurred. Any such reimbursement shall be made as soon as reasonably practicable but in no event later than 2½ months following the end of the taxable year in which the applicable expense was incurred.

(g)       Payroll Deductions. With respect to any compensation or benefits required to be paid under this Agreement, the Company shall withhold any amounts authorized by Employee and all amounts required to be withheld by applicable federal, state, or local law.

6.                  Termination of Agreement. This Agreement may be terminated as follows and any termination of this Agreement shall also constitute a termination of Employee’s employment with the Company:

(a)               Death; Inability to Perform. This Agreement shall terminate immediately if the Employee dies and may be terminated upon notice to the Employee by the Company of his Inability to Perform (as defined below). If Employee’s employment hereunder shall terminate on account of his death or Inability to Perform, then all compensation and all benefits to Employee under this Agreement shall terminate contemporaneously with such termination of employment, except that Employee (or Employee’s legal representative, estate, and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Obligations (as defined below). “Inability to Perform” shall be deemed to occur when: (i) Employee receives disability benefits under the Company’s applicable long-term-disability plan; or (ii) the Company, upon the written report of a qualified physician designated by the Company or its insurer, has determined in its sole discretion (after a complete physical examination of Employee at any time after he has been absent for a period of at least 120 calendar days in any 12-month period) that Employee has become physically or mentally incapable of performing his essential job functions with or without reasonable accommodation as required by law.

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(b)               By the Company for Cause. The Company may terminate this Agreement for any Cause. For purposes of this Agreement, “Cause” shall mean any act or omission of Employee that constitutes any: (i) material breach of this Agreement, (ii) Employee’s failure or refusal to perform Employee’s duties, responsibilities, and authorities under this Agreement, including, but not limited to, the failure or refusal to follow any lawful directive of the CEO, (iii) material violation of any written employment policy or rule of the Company or the Company Group, which results, or is likely to result in, any material reputational, financial, or other harm to the Company or the Company Group, (iv) misappropriation of any funds, property, or business opportunity of the Company or the Company Group, (v) illegal use or distribution of drugs or any abuse of alcohol in any manner that adversely affects Employee’s performance, (vi) fraud upon the Company or the Company Group or bad faith, dishonest, or disloyal acts or omissions toward the Company or the Company Group, (vii) commission, indictment, or conviction of any felony or any misdemeanor involving moral turpitude, or (viii) other acts or omissions contrary to the best interests of the Company or the Company Group which has caused, or is likely to cause, material harm to them. If the Company determines in its sole discretion that a cure is possible and appropriate, the Company shall give Employee written notice of the acts or omissions constituting Cause and no termination of this Agreement shall be for Cause unless and until Employee fails to cure such acts or omissions within 30 days following receipt of such written notice. If the Company determines in its sole discretion that a cure is not possible and appropriate, Employee shall have no notice or cure rights before this Agreement is terminated for Cause.

(c)             By the Company Without Cause. The Company may terminate this Agreement for no reason or any reason other than death, Inability to Perform, or for Cause by providing advance written notice to Employee that the Company is terminating the Agreement without Cause.

(d)             By Employee with Good Reason. Employee shall be permitted to terminate this Agreement for any Good Reason. For purposes of this Agreement, “Good Reason” shall exist in the event any of the following actions are taken without Employee’s consent: (i) a material diminution in Employee’s Base Salary, duties, responsibilities, or authorities; (ii) a requirement that Employee report to an officer or employee other than the CEO; (iii) a material relocation of Employee’s primary work location more than 50 miles away from the Company’s corporate headquarters; or (iv) any other action or inaction by the Company that constitutes a material breach of its obligations under this Agreement. To exercise his right to terminate for Good Reason, Employee must provide written notice to the Company of his belief that Good Reason exists within 90 days of the initial existence of the condition(s) giving rise to Good Reason, and that notice shall describe the condition(s) believed to constitute Good Reason. The Company shall have 30 days to remedy the Good Reason condition(s). If not remedied within that 30-day period, Employee may terminate this Agreement; provided, however, that such termination must occur no later than 180 days after the date of the initial existence of the condition(s) giving rise to the Good Reason; otherwise, Employee shall be deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.

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(e)             By Employee Without Good Reason. Employee may terminate this Agreement for no reason or any reason other than for Good Reason by providing at least 90 days’ written notice to the Company that Employee is terminating the Agreement without Good Reason.

(f)            Expiration of Term; Non-Renewal. Either party may terminate this Agreement by providing a proper notice of non-renewal to the other party in accordance with Section 4(b).

(g)          Termination Date. For purposes of this Agreement, the “Termination Date” shall mean (i) if this Agreement is terminated because of Employee’s death, the date of death, (ii) if this Agreement is terminated because of Employee’s Inability to Perform, the date the Company notifies Employee of the termination, (iii) if this Agreement is terminated by the Company for Cause, by the Company without Cause, by Employee for Good Reason, or by Employee without Good Reason, the applicable effective date of such termination set forth in the required notice of such termination, and (iv) if this Agreement is terminated by either party giving a proper notice of non-renewal as permitted in Section 4(b) above, the last day of the Term.

7.                  Payments and Benefits Due Upon Termination of Agreement.

(a)          Accrued Obligations. Upon any termination of this Agreement, the Company shall have no further obligation to Employee under this Agreement, except for (i) payment to Employee of all earned but unpaid Base Salary through the Termination Date, prorated as provided above, (ii) provision to Employee, in accordance with the terms of the applicable benefit plan of the Company or to the extent required by law, of any benefits to which Employee has a vested entitlement as of the Termination Date, (iii) payment to Employee of any accrued unused vacation owed to Employee as of the Termination Date if such payment is required under the Company’s vacation policy or applicable law, (iv) payment to Employee of any approved but un-reimbursed business expenses incurred through the Termination Date in accordance with applicable Company policy and this Agreement, and (v) if applicable, the Separation Benefits (as defined below). The payments and benefits just described in (i)-(iv) shall constitute the “Accrued Obligations” and shall be paid when due under this Agreement, the Company’s plans and policies, and/or applicable law.

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(b)           Separation Benefits. If this Agreement is terminated either by the Company without Cause in accordance with Section 6(c) or by Employee resigning his employment for Good Reason in accordance with Section 6(d), the Company shall have no further obligation to Employee under this Agreement, except the Company shall provide the Accrued Obligations to Employee in accordance with Section 7(a) plus the following payments and benefits (collectively, the “Separation Benefits”) to Employee: (i) an amount equal to two (2) times the sum of (a) the Base Salary in effect immediately before the Termination Date plus (b) the Annual Bonus received by Employee for the fiscal year preceding the Termination Date (or if Employee was employed for less than one full fiscal year prior to the Termination Date, the Annual Bonus for purposes of this Section 7(b) shall be the Annual Bonus payable during the current fiscal year at the target amount provided above) (together, the “Separation Pay”); and (ii) during the 18-month period commencing on the Termination Date that Employee is eligible to elect and elects to continue coverage for himself and his eligible dependents under the Company’s group health insurance plan or Grey Rock’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law, the Company shall reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage under COBRA and the employee contribution amount that active employees of the Company or Grey Rock, as applicable, pay for the same or similar coverage; provided, however, that Employee shall notify the Company in writing within five days after he becomes eligible after the Termination Date for group health insurance coverage, if any, through subsequent employment or otherwise and the Company shall have no further reimbursement obligation after Employee becomes eligible for group health insurance coverage due to subsequent employment or otherwise. The Separation Pay shall be paid to Employee in a lump sum within 60 days of the Termination Date; provided, however, that no Separation Pay shall be paid to Employee unless the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below). Any COBRA reimbursements due under this Section shall be made by the last day of the month following the month in which the applicable premiums were paid by Employee. For the avoidance of doubt, Employee shall not be entitled to the Separation Benefits if this Agreement is terminated (i) due to Employee’s death; (ii) by the Company due to Employee’s Inability to Perform; (iii) by the Company for Cause; (iv) by Employee without Good Reason; or (v) by non-renewal by Employee in accordance with Sections 4(b) and 6(f); provided, however, that if this Agreement is terminated (i) due to Employee’s death or (ii) by the Company due to Employee’s Inability to Perform, Employee shall be entitled to the Prorated Bonus amount in Section 7(c).

(c)       Prorated Bonus. If this Agreement is terminated in accordance with Section 6(a), the Company shall have no further obligation to Employee under this Agreement except the Company shall provide the Accrued Obligations to Employee in accordance with Section 7(a) plus an amount equal to the Annual Bonus received by Employee for the fiscal year preceding the Termination Date (or if Employee was employed for less than one full fiscal year prior to the Termination Date, the Annual Bonus for purposes of this Section 7(c) shall be the Annual Bonus payable during the current fiscal year at the target amount provided above) (the “Prorated Bonus”); provided, however, that no Prorated Bonus shall be paid to Employee unless the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below).

(d)       Impact of Termination of Employment on Annual Equity Awards. Excluding the treatment set forth in Section 8(b) below, the treatment of Employee’s Annual Equity Awards, and any other awards received by Employee during the Term pursuant to the LTIP, shall be exclusively governed by the terms and conditions of the LTIP and the applicable Award Agreement or Award Agreements as a result of and following the termination of Employee’s employment with the Company, regardless of the reason for such termination.

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8.                  Payments and Benefits Due Upon Certain Change-in-Control Events. The parties acknowledge that Employee has entered into this Agreement based on his confidence in the current stockholders of the Company and the support of the Board. Accordingly, if the Company should undergo a Change in Control the parties agree as follows:

(a)       Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

(i)        Affiliate: except as otherwise provided in this Agreement, for purposes of this Agreement, Affiliate means, with respect to the Company, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company; provided, however, that a natural person shall not be considered an Affiliate.

(ii)       Change in Control: A Change in Control has the same meaning as assigned by the LTIP. Notwithstanding the foregoing, a Change of Control shall not include the initial public offering or a public offering of the Company’s common stock or a transaction with its sole purpose to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(iii)       CIC Effective Date: means the date upon which a Change in Control occurs.

(iv)       Code: means Internal Revenue Code of 1986, as amended from time to time.

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(b)          Change-in-Control Benefits. If Employee is employed by the Company on the CIC Effective Date and this Agreement is terminated on or before the six-month anniversary of the CIC Effective Date by the Company without Cause in accordance with Section 6(c) or by Employee for Good Reason in accordance with Section 6(d), then the Company shall have no further obligation to Employee under this Agreement or otherwise, except the Company shall provide Employee with the Accrued Obligations in accordance with Section 7(a) plus the following payments and benefits (collectively, the “Change-in-Control Benefits”) in lieu of any Separation Benefits that may otherwise be due under Section 7(b): (i) an amount equal to 3 times the sum of (a) the Base Salary in effect immediately before the Termination Date plus (b) the Annual Bonus received by Employee for the fiscal year preceding the Termination Date (or if Employee was employed for less than one full fiscal year prior to the Termination Date, the Annual Bonus for purposes of this Section 8 shall be the Annual Bonus payable during the current fiscal year at the target amount provided above) (together, the “CIC Pay”); (ii) notwithstanding anything to the contrary within the LTIP or an applicable Award Agreement, Employee shall be entitled to accelerated vesting with respect to all time-based equity awards outstanding at the time of the applicable termination of employment by the Company without Cause in accordance with Section 6(c) or by Employee for Good Reason in accordance with Section 6(d); and (iii) during the 18-month period commencing on the Termination Date that Employee is eligible to elect and elects to continue coverage for himself and his eligible dependents under the Company’s group health insurance plan or Grey Rock’s group health insurance plan pursuant to COBRA or similar state law, the Company shall reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage under COBRA and the employee contribution amount that active employees of the Company or Grey Rock, as applicable, pay for the same or similar coverage; provided, however, that Employee shall notify the Company in writing within five days after he becomes eligible after the Termination Date for group health insurance coverage, if any, through subsequent employment or otherwise and the Company shall have no further reimbursement obligation after the Employee becomes eligible for group health insurance coverage due to subsequent employment or otherwise. The CIC Pay shall be paid to the Employee in a lump sum within 60 days of the Termination Date; provided, however, that no CIC Pay shall be paid to the Employee unless the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below). Any COBRA reimbursements due under this Section shall be made by the last day of the month following the month in which the applicable premiums were paid by the Employee. For the avoidance of doubt, Employee shall not be entitled to the Change-in-Control Benefits if this Agreement is terminated (i) due to Employee’s death; (ii) by the Company due to Employee’s Inability to Perform; (iii) by the Company for Cause; (iv) by Employee without Good Reason; or (v) by non-renewal by Employee in accordance with Sections 4(b) and 6(f).

9.                  Parachute Payment Limitation. Notwithstanding any contrary provision in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G of the Code), and any of the payments and benefits described herein, together with any other payments which Employee has the right to receive from the Company, would, in the aggregate, constitute a “parachute payment” (as defined in Section 280G of the Code), then such payments and benefits shall be either (a) reduced (but not below zero) so that the aggregate present value of such payments and benefits received by Employee from the Company shall be $1.00 less than three times Employee’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax result for Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). All calculations and determinations under this Section 9 shall be made by the Board acting reasonably and in good faith after consulting a reputable accounting firm or tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Employee for all purposes. For purposes of making the calculations and determinations required by this Section 9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Employee shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

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10.              Conditions on Receipt of Separation Benefits, Prorated Bonus, and Change-in-Control Benefits.

(a)       Execution and Non-Revocation of General Release Agreement. Notwithstanding any other provision in this Agreement, the Company’s payment to Employee of the Separation Benefits, the Prorated Bonus, or the Change-in-Control Benefits, as applicable, is subject to the conditions that (i) the Employee fully complies with all applicable restrictive covenants under Sections 11-13 of this Agreement; and (ii) within 55 days after the Termination Date, the Employee executes, delivers to the Company, and does not revoke as permitted by applicable law a General Release Agreement in a form reasonably acceptable to the Company (the “Release”) that, among other things, fully and finally releases and waives any and all claims, demands, actions, and suits whatsoever which he has or may have against the Company, the Company Group, and their Affiliates, whether under this Agreement or otherwise, that arose before the Release was executed. For purposes of this Agreement, the Release shall not become fully enforceable and irrevocable until Employee has timely executed the Release and not revoked his acceptance of the Release within seven days after its execution.

(b)       Separation from Service Requirement. Notwithstanding any other provision of this Agreement, Employee shall be entitled to the Separation Benefits, the Prorated Bonus, or the Change-in-Control Benefits, as applicable, only if the termination of this Agreement constitutes Employee’s “Separation from Service” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h).

11.              Confidential Information.

(a)       Scope and Definition of Confidential Information. Employee acknowledges that the Company and the Company Group have developed substantial goodwill with their employees and others with which they do business and competitively valuable information in connection with the Business. Employee further acknowledges and agrees that the following items shall be entitled to trade secret protection and constitute “Confidential Information” under this Agreement regardless of when such Confidential Information was disclosed to Employee: any information used in the Business that gives the Company, the Company Group, or their Affiliates an advantage over competitors and is not generally known by competitors or readily ascertainable by independent investigation, and includes without limitation all trade secrets (as defined by applicable law); technical information, including all ideas, prospects, proposals, and other opportunities pertaining to exploring, producing, gathering, transporting, marketing, treating, or processing of hydrocarbons and related products and services, inventions, computer programs, computer processes, computer codes, software, website structure and content, databases, formulae, designs, compilations of information, data, proprietary processes, and know-how related to operations; financial information, including margins, earnings, accounts payable, and accounts receivable; business information, including business plans, expansion plans, business proposals, pending projects, pending proposals, sales data, and contracts; advertising information, including costs and strategies; customer information, including customer contacts, customer lists, customer identities, customer preferences and needs, customer purchasing or service terms, and specially negotiated terms with customers; supplier information, including supplier lists, supplier identities, contact information, capabilities, services, prices, costs, and specially negotiated terms with suppliers; information about future plans, including marketing strategies, target markets, promotions, sales plans, projects and proposals, research and development, and new materials research; inventory information, including quality-control procedures, inventory ordering practices, inventory lists, and inventory storage and shipping methods; information regarding personnel and employment policies and practices, including employee lists, contact information, performance information, compensation data and incentive information (including any bonus or commission plan terms), benefits, and training programs; and information regarding independent contractors and subcontractors, including independent contractor and subcontractor lists, contact information, compensation, and agreements. Confidential Information shall also include all information contained in any manual or electronic document or file created by the Company, the Company Group, or their Affiliates and provided or made available to Employee. Confidential Information shall not include any information in the public domain, through no disclosure or wrongful act of Employee, to such an extent as to be readily available to competitors.

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(b)       Agreement to Provide Confidential Information to Employee. In exchange for Employee’s promises in this Agreement, the Company agrees during the Term to provide Employee with access to previously undisclosed Confidential Information related to his duties, responsibilities, and authorities under this Agreement.

(c)       Agreement to Return Company Property and Confidential Information. At any time during the Term upon demand by the Company, and immediately upon termination of this Agreement, regardless of the reason for such termination, Employee shall return to the Company all property of the Company or the Company Group in his possession or under his control, including without limitation all Confidential Information.

(d)       Agreement not to Use or Disclose Confidential Information in Unauthorized Manner. Employee acknowledges and agrees that (i) due to their Business, the Company and the Company Group will continue to develop new and additional Confidential Information after the Effective Date that has not been previously disclosed to him; (ii) all Confidential Information is considered confidential and proprietary to the Company and the Company Group; and (iii) he has no right, other than under this Agreement, to receive any Confidential Information. Employee shall at all times hold in strictest confidence, and shall not disclose or use, any Confidential Information (regardless of whether received before or after the Effective Date) except for the exclusive benefit of the Company and the Company Group in the ordinary course of performing his duties, responsibilities, and authorities under this Agreement, and otherwise only with the prior written consent of the CEO. Employee shall promptly advise the CEO in writing of any unauthorized release or use of any Confidential Information, and shall take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining, being furnished with, disclosing, or using any Confidential Information.

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(e)       Protected Activities. Nothing in this Agreement is intended to, or does, prohibit Employee from (i) filing a charge or complaint with, providing truthful information to, or cooperating with an investigation being conducted by a governmental agency, including the Securities Exchange Commission (the “SEC”); (ii) engaging in other legally-protected activities; (iii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iv) otherwise making truthful statements as required by law or valid legal process; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. Accordingly, Employee understands that he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee likewise understands that, in the event he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret(s) of the Company or the Company Group to his attorney and use the trade secret information in the court proceeding, if he (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. In accordance with applicable law, and notwithstanding any other provision of this Agreement, nothing in this Agreement or any of any policies or agreements of the Company or the Company Group applicable to Employee (i) impedes his right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (ii) requires him to provide any prior notice to the Company or the Company Group or obtain their prior approval before engaging in any such communications.

12.              Non-Competition, Non-Solicitation, and Non-Disparagement Restrictive Covenants.

(a)       Acknowledgment of Competitive Business. Employee acknowledges and agrees that (i) the Business of the Company and the Company Group is highly competitive; (ii) he is entitled by virtue of his position of trust and confidence with the Company and the Company Group and his duties, responsibilities, and authorities under this Agreement to access Confidential Information which could be used by competitors of the Company and the Company Group in a manner that would irreparably harm their competitive position in the marketplace; (iii) he will be responsible under this Agreement and as the trusted representative of the Company and the Company Group for developing and continuing valuable business relationships and goodwill on behalf of them with their most important employees and others with which they do business; (iv) he could call on such relationships, goodwill, and Confidential Information if he competed against the Company or the Company Group to gain an unfair competitive advantage that would irreparably harm them; and (v) the goodwill and Confidential Information Employee will develop and receive pursuant to this Agreement will enhance his reputation in the Business and increase his earning capacity.

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(b)       Acknowledgment of Need for Protection. Employee further acknowledges and agrees that it would be impossible for him to ignore all knowledge of the Confidential Information and goodwill if he were to compete against the Company or the Company Group in the Business. It is, therefore, reasonable and proper for the Company and the Company Group to protect against the intentional or inadvertent use of the Confidential Information and goodwill in competition with them in the Business. Accordingly, Employee agrees that a prohibition against his competing with the Company and the Company Group in the Business or soliciting employees or others which the Company or the Company Group do business with during the Term and for a reasonable period of time thereafter within a reasonable geographic area is appropriate and necessary for the protection of the Confidential Information, goodwill, and other legitimate business interests of the Company and the Company Group.

(c)       Definitions. As used in this Agreement, the following terms shall have the following meanings:

(i)       “Company Party Oil and Gas Interest” means any Oil and Gas Interest or Company Well in which the Company or any other Company Party has (A) any ownership (including fee or leasehold) interest on the Termination Date; or (B) expended material financial or managerial resources evaluating or executing oil and gas exploration or production projects or opportunities and is in the process of pursuing as of the Termination Date.

(ii)       “Company Well” means any well or well site in which the Company or any other Company Party directly or indirectly has an Oil and Gas Interest.

(iii)       “Competing Business” means any Person which competes against the Company or other Company Parties in the Business.

(iv)       “Customer” means any Person (A) (1) to whom Employee personally rendered services or sold products or services to on behalf of the Company Parties or was assigned by the Company Parties to render services to or sell products or services to on behalf of the Company Parties, (2) to whom Employee personally provided customer-relationship services, customer-oversight, customer-management, or similar functions on behalf of the Company Parties, or (3) with whom Employee otherwise interacted with, dealt with, or developed a relationship with, related to the Business of the Company Parties during the Employment Term; (B) to whom an individual employed by the Company and supervised by Employee rendered services or sold products or services to on behalf of the Company Parties during the Term; or (C) who received products or services from the Company Parties during the Term and about which Employee has received Confidential Information.

(v)       The phrase “material contact” means the contact between Employee and the Person at issue (A) with whom or which Employee dealt with on behalf of the Company Parties; (B) whose dealings with the Company Parties were coordinated or supervised by Employee; (C) about whom Employee had access to Confidential Information as a result of his employment by the Company; or (D) who receives products or services authorized by the Company Parties, the sale or provision of which results or resulted in compensation being paid to Employee during the Employment Term and within two years before the Termination Date, as applicable.

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(vi)       “Oil and Gas Interest” means non-operated or non-working direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties (including revenues or net revenues therefrom) and assets of any kind and nature.

(vii)       “Person” means any individual, business, firm, corporation, partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, or any other legally recognizable entity.

(viii)       The phrase “products or services that are competitive with those provided by the Company Parties in their Business” include the products and services provided by the Company or any other Company Party to their customers during the Term and within two years prior to the Termination Date, as applicable.

(ix)       “Prospect” means any prospective customer to whom Employee, or anyone supervised by Employee during the Employment Term, has pitched products or services, or made a verbal or written proposal for products or services, on behalf of the Company Parties.

(x)       “Restricted Area” means each oil and gas basin in which the Company or any Company Party owns Oil and Gas Interests as of the Termination Date.

(xi)       “Restricted Period” means the 12-month period following the date on which Employee’s employment with the Company terminates, regardless of the reason for such termination.

(xii)       The phrase “solicit, induce or encourage” includes, without limitation, first initiating communications with the Person at issue.

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(d)       Covenant not to Compete. During the Restricted Period, and except as permitted by Section 12(h) below, Employee shall not, and he shall cause his controlled affiliates not to, in any manner, directly or indirectly, as an employee, officer, director, member, manager, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner, or in any other capacity similar to the capacity in which he provided services to the Company Parties, (i) engage in, or carry on or assist, any Competing Business in the Restricted Area; (ii) provide any services substantially similar to the services Employee provided to the Company Parties through any Competitive Business in the Restricted Area; (iii) solicit, or attempt to solicit, directly or by assisting others, any business from any of the Company’s customers with whom Employee had material contact during the Employment Term for purposes of providing products or services on behalf of a Competitive Business or otherwise that are competitive with those provided by the Company Parties in the Business; or (iv) solicit, encourage, facilitate, or induce any customer or Person which was a customer within the one-year period preceding the solicitation, encouragement, facilitation, or inducement, to breach any agreement or contract with, or discontinue or curtail his, her, or its business relationships with, the Company Parties. Notwithstanding the foregoing, Employee shall be permitted to request, and with prior written permission from the Company which shall not be unreasonably withheld, shall be permitted, following the termination of his employment with the Company and notwithstanding this Section 12(d), to provide professional advice to, or become employed or otherwise engaged by, a diversified entity that engages in competition with the Company so long as Employee’s duties for such entity do not directly or indirectly involve any aspect of such entity’s business that competes with, or is anticipated to compete with, the Company’s business as conducted by the Company at any time during the course of Employee’s employment with the Company; Employee fully complies with all otherwise applicable covenants under this Agreement; and Employee does not undertake the performance of such employment or engagement with the intent to circumvent, and does not otherwise permit the circumvention of, any otherwise applicable terms and conditions of the Agreement.

(e)       Covenant not to Solicit. During the Restricted Period, Employee shall not, and he shall cause his controlled affiliates not to, in any manner, directly or indirectly, as an employee, officer, director, member, manager, shareholder, consultant, contractor, partner, member, joint venturer, agent, equity owner or in any other capacity similar to the capacity in which he provided services to the Company Parties, (i) solicit, induce, or encourage any supplier of the Company Parties or Person that was a supplier at any time in the two years preceding the solicitation, inducement, or encouragement, or any vendors, manufacturers, advertisers, agents, sales representatives, contractors, consultants, service-providers, or licensees of the Company Parties, to breach any agreement or contract with, or discontinue or curtail his, her, or its business relationships with, the Company Parties; or (ii) hire, solicit, induce, or encourage, as an employee, independent contractor, or otherwise, any Person who is an employee of the Company or Grey Rock, or was an employee of the Company or Grey Rock at any time in the two years preceding the solicitation, hiring, or engagement, to terminate his or her employment relationship with the Company or Grey Rock or to provide services to any Competitive Business or other Person. The post-termination restrictions described in this subparagraph apply only to those Persons with whom Employee had material contact relating to the Business, or about whom Employee had access to Confidential Information, within two years before the Termination Date.

(f)       Non-Disparagement Covenant. Except as permitted above or by applicable law that may supersede the terms of this Agreement or as compelled by valid legal process or as otherwise necessary in the proper performance of his duties, responsibilities, and authorities under this Agreement in good faith, Employee shall not during the Term or following the Termination Date make to any other Person any statement (whether oral, written, electronic, anonymous, on the Internet, or otherwise) about the Company Parties or their respective equityholders, officers, directors, employees, members, managers, consultants, agents or representatives that (i) are disparaging, slanderous, libelous or defamatory; or (ii) place them in a negative light before the public. In executing this Agreement, Employee acknowledges and agrees that he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press, or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Constitution of any State) rights to disclose, communicate, or publish any statements prohibited by this subparagraph.

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(g)       Requirement to Notify New Employer. If Employee’s employment with the Company terminates, Employee shall notify any of his subsequent employers during the first 12 months following the Termination Date of the existence of this Agreement and of Employee’s obligations and restrictions under this Agreement.

(h)       Permitted Exception. Employee shall be permitted without violating the above-referenced covenants under this Agreement to make passive personal investments in securities that are registered on a national stock exchange if the aggregate amount owned by him and all family members and Affiliates does not exceed 2% of such company’s outstanding securities as long as (i) these activities do not prevent Employee from fulfilling his duties, responsibilities, and authorities under this Agreement, and (ii) Employee fully complies with his otherwise applicable obligations under this Agreement.

13.              Inventions. Any and all Confidential Information and other discoveries, inventions, improvements, trade secrets (as defined by applicable law), know-how, works of authorship, or other intellectual property conceived, created, written, developed, or first reduced to practice by Employee before or after the Effective Date, alone or jointly, in the performance of his duties, responsibilities, or authorities for the Company or the Company Group (the “Inventions”) shall be the sole and exclusive property of the Company and the Company Group, as applicable. Employee acknowledges that all original works of authorship protectable by copyright that are produced by Employee in the performance of his duties, responsibilities, or authorities for the Company and the Company Group are “works made for hire” as defined in the United States Copyright Act (17 U.S.C. § 101). In addition, to the extent that any such works are not works made for hire under the United States Copyright Act, Employee hereby assigns without further consideration all right, title, and interest in such works to the Company and the Company Group. Employee shall promptly and fully disclose to the Company all Inventions, shall treat all Inventions as Confidential Information, and hereby assigns to the Company and the Company Group without further consideration all of his right, title, and interest in and to any and all Inventions, whether or not copyrightable or patentable. Employee shall execute all papers, including applications, invention assignments, and copyright assignments, and shall otherwise assist the Company and the Company Group as reasonably required to memorialize, confirm, and perfect in them the rights, title, and other interests granted to the Company and the Company Group under this Agreement.

14.              Duties of Confidentiality and Loyalty Under the Common Law. Employee’s obligations under this Agreement shall supplement, rather than supplant, his common-law duties of confidentiality and loyalty owed to the Company and the Company Group.

15.              Survival and Enforcement of Covenants; Remedies.

(a)       Survival of Covenants. Employee’s covenants in Sections 11-13 shall survive the termination of this Agreement according to their terms, regardless of the reason for such termination, and shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company or the Company Group (whether under this Agreement or otherwise), shall not constitute a defense to the enforcement by the Company or the Company Group of those covenants.

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(b)       Enforcement of Covenants. Employee acknowledges and agrees that his covenants in Sections 12 and 13 are ancillary to the otherwise enforceable agreements by the Company under this Agreement to provide him with equity awards and access to previously undisclosed Confidential Information and by him not to disclose such Confidential Information, and are supported by independent, valuable consideration. Employee further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by those covenants are reasonable and acceptable to him and do not include any greater restraint than is reasonably necessary to protect the Confidential Information, goodwill, and other legitimate business interests of the Company and the Company Group. Employee further agrees that, if at some later date, a court of competent jurisdiction determines that any of the covenants in Sections 11-13 are unreasonable, any such covenants shall be reformed by the court and enforced to the maximum extent permitted under applicable law.

(c)       Remedies. In the event of breach or threatened breach by Employee of any of his covenants in Sections 11, 12, or 13, the Company and the Company Group shall be irreparably damaged in amounts difficult to ascertain and therefore entitled to equitable relief (without the need to post a bond or prove actual damages) by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to all other legal and equitable relief to which they may be entitled, including any and all monetary damages, which it may incur as a result of such breach, violation, or threatened breach or violation. The Company and the Company Group may pursue any remedy available to them concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation. If Employee breaches any of his covenants in Section 12, the time periods pertaining to such covenants shall also be suspended and shall not run in favor of him from the time he first breached such covenants until the time when he ceases such breach. Notwithstanding anything to the contrary in this Agreement, the Company may amend the provisions of Sections 11, 12, or 13 without the approval of Employee or any other person to provide for less restrictive limitations as to time, geographical area, or scope of activity to be restrained. Any such less restrictive limitations may, in the Company’s sole discretion, apply only with respect to the enforcement of this Agreement in certain jurisdictions specified in any such amendment. At the request of the Company, Employee shall consent to any such amendment and shall execute and deliver to the Company a counterpart signature page to such amendment.

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(d)       After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that Employee is eligible to receive the Separation Benefits, the Prorated Bonus, or the Change-in-Control Benefits, as applicable, but, after such determination, the Company subsequently acquires evidence and determines that (i) Employee has materially breached the terms Sections 2, 11, 12, or 13; or (ii) a Cause condition existed prior to the Termination Date that, if curable, was not cured prior to the Termination Date, and that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment for Cause pursuant to Section 6(b), then the Company shall have the right to cease the payment of any future installments of any such payments, as applicable, and Employee shall promptly return to the Company all installments of such payments, as applicable, received by Employee prior to the date that the Company determines that the conditions of this Section have been satisfied.

(e)       Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement.  Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures to the extent required by applicable law or any applicable securities exchange listing standards, including such policies and procedures applicable to this Agreement with retroactive effect.

16.              Successors and Assigns. Employee’s duties, responsibilities, and authorities under this Agreement are personal to him and shall not be assigned to any person or entity without written consent from the Company. The Company may assign this Agreement without Employee’s further consent to any Affiliate, any successor of the Business of the Company or the Company Group (whether by merger, consolidation, reorganization, reincorporation, or sale of stock or equity interests), or any purchaser of the majority of the assets of the Company or the Company Group. In the event of Employee’s death, this Agreement shall be enforceable by his estate, executors, or legal representatives and any payment owed to Employee hereunder after the date of Employee’s death shall be paid to Employee’s estate. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

17.              Waiver of Right to Jury Trial. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, EACH PARTY SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY, CLAIM, OR CAUSE OF ACTION AGAINST THE OTHER PARTY OR ITS AFFILIATES, INCLUDING ANY ARISING OUT OF OR RELATING TO EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, THE TERMINATION OF THAT EMPLOYMENT, OR THIS AGREEMENT (EITHER ALLEGED BREACH OR ENFORCEMENT).

18.              Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties concerning its subject matters and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to such subject matters. Employee acknowledges and agrees that the Company has not made any promise or representation to him concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company or its representatives outside of this Agreement but is instead relying solely on his own judgment and his legal and tax advisors, if any.

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19.              Inconsistencies. Notwithstanding anything to the contrary, if any provision of this Agreement is inconsistent with any provision of the Company’s applicable benefit plan documents, insurance policies, or employment policies, the applicable provision of this Agreement shall govern.

20.              Amendment. Any modification to or waiver of this Agreement shall be effective only if it is in writing and signed by the parties to this Agreement. Notwithstanding the previous sentence, the Company may modify or amend this Agreement in its sole discretion at any time without the further consent of the Employee in any manner necessary to comply with applicable law and regulations or the listing or other requirements of any stock exchange upon which the Company or its Affiliate is listed.

21.              Waiver. The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term or provision of this Agreement.

22.              Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed illegal, invalid, or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that, if any such provision may be made enforceable by such court by limitation, then such provision shall be so limited by such court and shall be enforceable to the maximum extent permitted by applicable law.

23.              Governing Law; Venue. This Agreement shall be governed by the laws of the State of Texas, without regard to its conflict-of-laws principles. The parties hereby irrevocably consent to the binding and exclusive venue for any dispute, controversy, claim, or cause of action between them arising out of or related to this Agreement being in the state or federal court of competent jurisdiction that regularly conducts proceedings or has jurisdiction Dallas County, Texas. Nothing in this Agreement, however, precludes either party from seeking to remove a civil action from any state court to federal court.

24.              Third-Party Beneficiaries. The Company Group and the Company’s other Affiliates shall be included within the definition of “Company” for purposes of this Agreement, are intended to be third-party beneficiaries of this Agreement, and therefore may enforce this Agreement. In addition, for purposes of Sections 11-13 of this Agreement, Grey Rock shall be included within the definition of “Company,” is intended to be a third-party beneficiary of this Agreement, and therefore may enforce Sections 11-13 of this Agreement.

25.              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

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26.              Code Section 409A.

(a)       Code Section 409A. The parties intend for all payments provided to Employee under this Agreement to be exempt from or comply with the provisions of Code Section 409A and not be subject to the tax imposed by Code Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with this intent. For purposes of Section 409A, each payment amount or benefit due under this Agreement shall be considered a separate payment and Employee’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.

(b)       Specified Employee Postponement. Notwithstanding the previous Section or any other provision of this Agreement to the contrary, if the Company or an Affiliate that is treated as a “service recipient” (as defined in Section 409A) is publicly traded on an established securities market (or otherwise) and Employee is a “specified employee” (as defined below) and is entitled to receive a payment that is subject to Section 409A on account of Employee’s Separation from Service, such payment may not be made earlier than six months following the date of his Separation from Service if required by Section 409A, in which case, the accumulated postponed amount shall be paid in a lump sum payment on the Section 409A Payment Date. The “Section 409A Payment Date” is the earlier of (i) the date of Employee’s death or (ii) the date that is six months and one day after Employee’s Separation from Service. The determination of whether Employee is a “specified employee” shall be made in accordance with Section 409A using the default provisions in the Section 409A unless another permitted method has been prescribed for such purpose by the Company.

(c)       Reimbursement of In-Kind Benefits. Any reimbursement or in-kind benefit provided under this Agreement which constitutes a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

27.              Right to Consult an Attorney and Tax Advisor. Notwithstanding any contrary provision in this Agreement, Employee shall be solely responsible for any risk that the tax treatment of all or part of any payments provided by this Agreement may be affected by Code Section 409A, which may impose significant adverse tax consequences on him, including accelerated taxation, a 20% additional tax, and interest. Employee therefore has the right, and is encouraged by this Section, to consult with a tax advisor of his choice before signing this Agreement. Employee is also encouraged by this Section to consult with an attorney of his choice before signing this Agreement.

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28.              Representations of Employee. Employee represents and warrants that (a) he has not previously assumed any obligations inconsistent with those in this Agreement; (b) his execution of this Agreement, and his employment with the Company, shall not violate any other contract or obligation between Employee and any former employer or other third party; and (c) during the Term, he shall not use or disclose to anyone within the Company, any other member of the Company Group, or Grey Rock any proprietary information or trade secrets of any former employer or other third party. Employee further represents and warrants that he has entered into this Agreement pursuant to his own initiative and that the Company did not induce him to execute this Agreement in contravention of any existing commitments. Employee further acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of Employee.

29.              Survival. The following shall provisions shall survive the termination of Employee’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 7 (“Payments and Benefits Due Upon Termination of Agreement”), Section 8 (“Payments and Benefits Due Upon Certain Change-in-Control Events”), Section 9 (“Parachute Payment Limitation”), Section 10 (“Conditions on Receipt of Separation Benefits, Prorated Bonus, and Change-in-Control Benefits”), Section 11 (“Confidential Information”), Section 12 (“Non-Competition, Non-Solicitation, and Non-Disparagement Restrictive Covenants”), 13 (“Inventions”), Section 15 (“Survival and Enforcement of Covenants; Remedies”), Section 17 (“Waiver of Right to Jury Trial”), Section 18 (“Entire Agreement”), Section 19 (“Inconsistencies”), Section 23 (“Governing Law; Venue”), Section 24 (“Third-Party Beneficiaries”), and Section 30 (“Notices”).

30.              Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received or rejected if delivered personally or by courier; or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested:

If to Employee, addressed to:	If to the Company, addressed to:

Tyler Farquharson [address redacted per Reg. S-K Item 601(a)(6)] [address redacted per Reg. S-K Item 601(a)(6)] or the last known residential address reflected in the Company’s records	Granite Ridge Resources, Inc. Attention: Corporate Secretary 5217 McKinney Avenue, Suite 400 Dallas, Texas 75205

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

[Signature Page Follows]

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AGREED as of the dates signed below:

granite ridge resources, inc.			EMPLOYEE

By:	/s/ Matt Miller		By:	/s/ Tyler Farquharson
	Name:	Matt Miller		Tyler Farquharson
	Title:	Co-Chairman of the Board

Date Signed:	October 24, 2022	Date Signed:	October 24, 2022

Employment Agreement	Signature Page